Exhibit 99.1

Pulmatrix Announces Closing of $6.75 Million Registered Direct Offering

LEXINGTON, Mass., December 17, 2021 /PRNewswire/ — Pulmatrix, Inc. (Nasdaq: PULM) (“Pulmatrix” or the “Company”), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced that it has closed its previously announced registered direct offering with certain institutional investors for the issuance and sale of an aggregate of 6,745.008 shares of convertible preferred stock and warrants to purchase up to an aggregate of 5,620,834 shares of common stock for gross proceeds of $6.75 million, prior to deducting placement agent’s fees and other offering expenses. The shares of preferred stock have a stated value of $1,000 per share and are initially convertible into an aggregate of 11,241,668 shares of common stock at a conversion price of $0.60 per share at any time. The warrants have an exercise price of $0.70 per share, will become exercisable six months following the date of issuance, and will expire 5 years following the date of issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The Company currently intends to use the net proceeds from the offering for general corporate and working capital purposes.

The Company expects to call a special meeting of stockholders for the approval of a proposal to effect a reverse split of the common stock. The preferred stock has voting rights, with the common stock as a single class, equal to 5,000 votes per share of common stock underlying the preferred stock on the proposal, that, in accordance with Nasdaq listing rules, any votes cast by the preferred stock with respect to the proposal to effect a reverse split of the common stock must be counted by the Company in the same proportion as the aggregate shares of common stock voted on such proposal.

The securities described above were offered and sold by Pulmatrix in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-256502), including a base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2021 and became effective on June 9, 2021. The securities were offered by means of a prospectus supplement and accompanying prospectus, forming part of the registration statement. The prospectus supplement dated December 17, 2021 and the accompanying base prospectus relating to and describing the terms of the registered direct offering were filed with the SEC on December 17, 2021. Electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pulmatrix, Inc.

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and statements regarding the intended use of proceeds from the registered direct offering and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the use of net proceeds from the registered direct offering; the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

The reverse stock split proposal described above will be submitted to Pulmatrix’s stockholders for their consideration. The Company intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of record of Pulmatrix’s common stock and preferred stock in connection with the reverse stock split. This press release does not contain all the information that should be considered concerning the reverse stock split and is not intended to form the basis of any investment decision or any other decision in respect of the reverse stock split. Pulmatrix’s stockholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the reverse stock split, as these materials will contain important information about Pulmatrix and the reverse stock split. When available, the definitive Proxy Statement and other relevant materials for the proposed reverse stock split will be mailed to stockholders of Pulmatrix as of the record date for voting on the reverse stock split. Pulmatrix stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Pulmatrix’s corporate secretary at Pulmatrix, Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421; telephone number (781) 357-2333.

Participants in Solicitation

Pulmatrix and its directors and executive officers may be deemed participants in the solicitation of proxies from Pulmatrix’s stockholders with respect to the proposed reverse stock split. A list of the names of those directors and executive officers and a description of their interests in Pulmatrix is contained in Pulmatrix’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Pulmatrix’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed reverse stock split when available.

Investor Contact:

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com